Filed pursuant to Rule 424(b)(5)

Registration No. 333-165889

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Maximum offering price per share	Maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $5.00 par value per share	8,625,000	$25.54	$220,282,500	$15,706

(1)	Includes 1,125,000 shares of common stock that may be purchased by the underwriters upon the exercise of their over-allotment option.

(2)	The filing fee related to the common stock offered by means of this prospectus supplement has been previously transmitted to the SEC in connection with previously filed registration statements and carried forward pursuant to Rule 457(p) by means of the registration statement filed on April 2, 2010. This table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement filed on April 2, 2010. As of November 4, 2010, and after giving effect to this offering, $109,079 of previously paid registration statement fees remain available.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 2, 2010)

7,500,000 Shares

Common Stock

In connection with the forward sale agreement that we entered into with an affiliate of J.P. Morgan Securities LLC, which affiliate we refer to as the forward purchaser, J.P. Morgan Securities LLC, acting as agent for an affiliate of the forward purchaser, which we refer to in such agency capacity as the forward seller, is, at our request, borrowing from third parties and selling to the underwriters 7,500,000 shares of our common stock in connection with such forward sale agreement. If the forward seller is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, all or a portion of these shares of common stock, as described in this prospectus supplement, we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell.

We will not initially receive any proceeds from the sale of the shares of our common stock offered hereby, except in certain circumstances described in this prospectus supplement. We expect to receive proceeds from the sale of shares, subject to certain adjustments, only upon future physical settlement(s) of the forward sale agreement on the date(s) within approximately 18 months from the date of this prospectus supplement specified by us. See “Underwriting—Forward Sale Agreement.” If we elect to cash or net share settle all or a portion of the forward sale agreement, we may not receive any proceeds (in the case of any cash settlement) or will not receive any proceeds (in the case of any net share settlement), and we may owe cash (in the case of any cash settlement) or shares of our common stock (in the case of any net share settlement) to the forward purchaser.

Our common stock is listed on The New York Stock Exchange under the ticker symbol “WR.” On November 4, 2010, the last reported sale price on The New York Stock Exchange for our common stock was $25.54 per share.

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” on page 46 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and beginning on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference herein, and “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Initial price to public	$25.5400	$191,550,000
Underwriters’ discount	$0.8939	$6,704,250
Proceeds, before expenses, to us(1)	$24.6461	$184,845,750

(1)	We expect to receive these proceeds (net of the underwriting discount) upon full physical settlement of the forward sale agreement, which will occur within approximately 18 months of the date of this prospectus supplement. For purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreement is fully physically settled based on the initial forward sale price of $24.6461 per share. The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, will be calculated as provided therein and are expected to be less than the proceeds calculated based on the initial forward sale price unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement. Although we expect to fully physically settle the forward sale agreement in exchange for cash proceeds, we may elect to cash or net share settle all or a portion of our obligations under the forward sale agreement. Some or all of the shares of our common stock sold in this offering will be issued and sold by us if the forward seller is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, all or a portion of the shares to be sold in this offering, in each case as described in this prospectus supplement. In this case, we would receive net proceeds (before expenses) for each share we issue of $24.6461, and the amount we would receive upon physical settlement of the forward sale agreement would be proportionately reduced. See “Underwriting—Forward Sale Agreement” for a description of the forward sale agreement.

We have granted the underwriters a 30-day option from the date of this prospectus supplement to purchase from us directly up to 1,125,000 additional shares of our common stock at the public offering price, less the underwriting discount and the per share amount of any dividends or distributions payable on the shares originally issued in this offering, but not payable on such additional shares, to cover over-allotments (representing 15% of the aggregate shares of our common stock offered hereby). We may elect, in our sole discretion whenever such option is exercised, that the additional shares of common stock be sold by the forward seller to the underwriters (in which case we will enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares that are subject to the exercise of the underwriters’ over-allotment option). In such event, if the forward seller is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, in each case as described in this prospectus supplement, the number of shares of our common stock with respect to which such option has been exercised, we will issue and sell for cash to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell.

Neither the Securities and Exchange Commission nor any state securities regulators or other regulatory bodies have approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about November 10, 2010.

J.P. Morgan	BofA Merrill Lynch
Citi	Wells Fargo Securities

Mitsubishi UFJ Securities
BNP PARIBAS
Barclays Capital
Deutsche Bank Securities
Ramirez & Co., Inc.

Prospectus Supplement dated November 4, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

SUMMARY

The Company

Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 685,000 customers in Kansas. Westar provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, or KGE, Westar’s wholly owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. KGE owns a 47% interest in the Wolf Creek Generating Station, or Wolf Creek, a nuclear power plant located near Burlington, Kansas. Both Westar and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.westarenergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus supplement and the accompanying prospectus, see the sections of the accompanying prospectus captioned “Available Information” and “Incorporation of Certain Documents by Reference.”

We refer to Westar Energy, Inc., together with its consolidated subsidiaries, in this prospectus supplement as “Westar” or “we,” “us,” “our” or comparable terms.

The Offering

Issuer	Westar Energy, Inc.

Common stock offered by this prospectus supplement(1)	7,500,000 shares (8,625,000 shares if the underwriters’ over-allotment option is exercised in full)

Number of shares of common stock to be outstanding assuming full physical settlement of the forward sale agreement(2)	118,333,975 shares (119,458,975 shares if the underwriters’ over-allotment option is exercised in full)

New York Stock Exchange symbol	WR

Use of proceeds	We will not initially receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters or the underwriters exercise their over-allotment option and we elect to issue the additional shares of our common stock covered by such option rather than causing the forward seller to borrow and sell such additional shares to the underwriters. At an initial forward sale price of $24.6461 per share, we expect to receive net proceeds, excluding estimated offering expenses, of approximately $184.8 million (or approximately $212.6 million if the underwriters exercise their over-allotment option in full), subject to the price adjustment and other provisions of the forward sale agreement (and, in the case of shares sold pursuant to the over-allotment option, the additional forward sale agreement, if applicable), in the event of full physical settlement of the forward sale agreement, which we expect would occur within approximately 18 months following the date of this prospectus supplement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreement.

We intend to use any net proceeds that we receive upon physical settlement of the forward sale agreement, if we elect physical settlement, to repay revolver borrowings under our Third Amended and Restated Credit Agreement, dated as of February 22, 2008, incurred to fund investments in our electric utility infrastructure, including large projects to reduce air emissions from our power plants and the construction of new high capacity transmission lines, as well as for general corporate purposes.

In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, or the underwriters exercise their over-allotment option, and we elect to issue the additional shares of our common stock covered by such option rather than causing the forward seller to borrow and sell such additional shares to the underwriters, then we intend to use the net proceeds we receive from such sale for the same purposes. See “Use of Proceeds.”

Accounting treatment	Before settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate that the forward sale agreement will have no dilutive effect on our earnings per share except during periods when the applicable average market price per share of our common stock is above the per share adjusted forward sale price, which is initially $24.6461 (which is the public offering price less the underwriting discount shown on the cover page of this prospectus supplement), and is subject to adjustment based on the federal funds rate less a spread, subject to decrease on each of certain dates specified in the forward sale agreement. However, if we decide to physically or net share settle the forward sale agreement, any delivery of our shares on physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A—Risk Factors” on page 46 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and beginning on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2009, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Conflicts of interest

All of the proceeds of this offering (excluding proceeds to us with respect to any common stock that we may sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters and, if the underwriters exercise their over-allotment option and we elect to issue the additional shares to cover over-allotments directly, the proceeds to us from the issuance of such additional shares) will be paid to the forward seller. As a result, the forward seller will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. In addition, affiliates of certain of the underwriters are lenders under our Third Amended and Restated Credit Agreement, dated as of February 22,

2008. If we elect physical settlement, we intend to use any net proceeds we receive upon physical settlement of the forward sale agreement to repay revolver borrowings under this credit agreement, as well as for general corporate purposes. As a result, certain of the underwriters may receive more than 5% of the net proceeds of this offering. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of NASD Rule 2720 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the shares of common stock have a “bona fide public market” (as such terms are defined in NASD Rule 2720).

(1)	The forward purchaser has advised us that the forward seller intends to acquire shares of our common stock to be sold under this prospectus supplement through borrowings from stock lenders. Unless otherwise specified in this prospectus supplement, we assume that we will not be required to issue to the underwriters any shares of our common stock that are the subject of this offering. If the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, or that it is unable to borrow at a cost not greater than a specified threshold, all or a portion of the shares of common stock that are the subject of this offering, we will issue and sell for cash to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell, and in such circumstances, the number of shares issuable upon physical settlement of the forward sale agreement will be proportionately reduced. See “Underwriting—Forward Sale Agreement” for a description of the forward sale agreement.
(2)	Based on the number of our issued and outstanding shares of common stock as of September 30, 2010 (assuming that the forward sale agreement is fully physically settled based on the initial forward sale price of $24.6461 per share by the delivery of 7,500,000 shares of our common stock or 8,625,000 shares of our common stock if the underwriters’ over-allotment option is exercised in full). The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual receipt of proceeds by us is subject to physical settlement of the forward sale agreement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreement. See “Underwriting—Forward Sale Agreement” for a description of the forward sale agreement. This number of shares of our common stock does not include the approximately 5.6 million shares of common stock reserved for issuance through our long-term incentive and share award plan, 401(k) program, savings plans and dividend reinvestment plan.

RISK FACTORS

Prospective investors should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and any documents incorporated herein by reference before deciding to invest in our common stock. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks related to the forward sale agreement

Settlement provisions contained in the forward sale agreement subject us to certain risks.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to settle on a date specified by the forward purchaser if (1) in its commercially reasonable judgment, it or its affiliate is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, a number of shares of our common stock equal to the number of shares to be delivered by us upon physical settlement of the forward sale agreement but only to the extent of such inability, (2) we declare any dividend or distribution on shares of our common stock that is payable in (a) cash (other than an extraordinary dividend) in excess of a specified amount, (b) securities of another company acquired or owned by us as a result of a spin-off or other similar transaction or (c) any other type of securities (other than our common stock), rights, warrants or other assets, (3) our board of directors votes to approve, or there is a public announcement of, any action that, if consummated, would result in certain mergers involving us or (4) certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement, our bankruptcy or insolvency, a change in law or our nationalization or the delisting of our common stock (each as more fully described in the forward sale agreement). The forward purchaser’s decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

Subject to the foregoing, the forward sale agreement will settle approximately 18 months following the date of this prospectus supplement and may be settled earlier in whole or in part, from time to time, at our option. The forward sale agreement will be physically settled in full unless we elect to cash or net share settle all or a portion of such forward sale agreement. If we decide to physically or net share settle all or a portion of the forward sale agreement, any delivery of our shares in connection therewith will result in dilution to our earnings per share and return on equity. If we elect cash or net share settlement for all or a portion of the shares of common stock included in the forward sale agreement, we would expect the forward purchaser or one of its affiliates to purchase a number of shares necessary to fulfill its obligation to return the shares of our common stock that it has borrowed in connection with sales of our common stock under this prospectus supplement (in the case of net share settlement, taking into consideration any shares to be delivered by us to the forward purchaser) and, in the case of any election to net share settle the forward sale agreement, if applicable, to fulfill its obligation to deliver shares of our common stock to us in settlement of the forward sale agreement. Under cash or net share settlement, if the market value of our common stock at the time of the purchase is above the forward sale price, we would pay this difference in cash (in the case of cash settlement), or we would deliver the value of this difference in shares of our common stock (in the case of net share settlement), to the forward purchaser (or its affiliate) under the forward sale agreement, as the case may be. Any such difference could be significant, and we could be responsible for a potentially substantial cash payment. The forward price that we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread and will be decreased on each of certain dates as specified in the forward sale agreement. The federal funds rate has remained below the expected spread for this transaction for the last 18 months. Unless the federal funds rate increases significantly prior to the settlement of the forward sale agreement, upon physical settlement of the forward sale agreement we expect to receive per share of our common stock less than the initial forward sale price. See “Underwriting—Forward Sale Agreement” for information on the forward sale agreement.

In addition, the purchase of our common stock by the forward purchaser or one of its affiliates to unwind its hedge position could cause the price of our common stock to increase over time, thereby (x) in the case of cash settlement, increasing the amount of cash that we would owe the forward purchaser, or decreasing the amount of cash that the forward purchaser would owe us, as the case may be, upon cash settlement of the forward sale agreement or (y) in the case of net share settlement, increasing the number of shares of our common stock that we would owe the forward purchaser, or decreasing the number of shares of our common stock that the forward purchaser would owe us, as the case may be, upon net share settlement of the forward sale agreement.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary consolidated financial data. The summary consolidated statement of operations data for each of the years in the three-year period ended December 31, 2009 were derived from our audited consolidated financial statements. The selected consolidated financial data for the nine months ended September 30, 2009 and 2010 and the summary balance sheet data as of September 30, 2010 were derived from our unaudited consolidated financial statements. You should read the following data in conjunction with our consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2010, each of which are incorporated herein by reference.

	Year ended December 31,			Nine months ended September 30,
	2009	2008	2007	2010	2009
	(in thousands)
Income Statement Data:
Total revenues	$1,858,231	$1,838,996	$1,726,834	$1,599,448	$1,418,113
Income from continuing operations	141,330	178,140	168,354	202,074	130,714
Earnings (loss) available for common stock	174,105	177,170	167,384	198,009	162,965

As of September 30, 2010
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,472
Short-term debt	163,040
Current portion of long-term debt	403
Long-term debt, net	2,490,734

Shareholders’ equity:
Cumulative preferred stock	21,436
Common stock	554,170
Paid-in capital	1,373,297
Retained earnings	453,892
Accumulated other comprehensive income (loss), net	0
Total shareholders’ equity	2,402,795

USE OF PROCEEDS

We will not initially receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, or the underwriters exercise their over-allotment option and we elect to issue the additional shares of our common stock covered by such option rather than causing the forward seller to borrow and sell such additional shares to the underwriters, in which case we intend to use all net proceeds we receive from such sale for the same purposes described below. At an initial forward sale price of $24.6461 per share, we expect to receive net proceeds of approximately $184.8 million (or approximately $212.6 million if the underwriters exercise their over-allotment option in full), excluding estimated offering expenses and subject to the price adjustment and other provisions of the forward sale agreement, in the event of full physical settlement of the forward sale agreement (and, in the case of shares sold pursuant to the over-allotment option, the additional forward sale agreement, if applicable), which we expect would occur within approximately 18 months following the date of this prospectus supplement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the net proceeds calculated based on the initial forward price upon physical settlement of the forward sale agreement. We intend to use any net proceeds that we receive upon physical settlement of the forward sale agreement(s), if we elect physical settlement, to repay revolver borrowings under our Third Amended and Restated Credit Agreement, dated as of February 22, 2008, incurred to fund investments in our electric utility infrastructure, including large projects to reduce air emissions from our power plants and the construction of new high capacity transmission lines, as well as for general corporate purposes. As of the date of this prospectus supplement, revolver borrowings bear interest at the London Interbank Offered Rate (LIBOR) plus 0.35%, LIBOR plus 0.45% or a base rate, as defined in the Third Amended and Restated Credit Agreement, currently equal to the prime rate, and may vary in the future depending on our credit ratings and the then outstanding principal amount of revolver borrowings. The revolving lender commitments under our Third Amended and Restated Credit Agreement terminate on March 17, 2012. If, however, we elect to cash or net share settle all or a portion of the forward sale agreement, we would expect to receive an amount of proceeds that is significantly lower than the estimate included in this section (in the case of any cash settlement) or will not receive any proceeds (in the case of any net share settlement), and we may owe cash (in the case of any cash settlement) or shares of our common stock (in the case of any net share settlement) to the forward purchaser.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NYSE under the symbol “WR.” Information relating to market prices and cash dividends on our common stock is set forth below.

	Common Stock Last Reported Sale Price Range								Common Stock Dividends Per Share Declared
	2010				2009		2008
	High		Low		High	Low	High	Low	2010	2009	2008
First Quarter	22.78		20.56		21.10	14.86	25.92	21.75	0.31	0.30	0.29
Second Quarter	23.93		21.08		19.32	16.60	24.65	21.20	0.31	0.30	0.29
Third Quarter	24.64		21.22		21.56	17.91	24.97	20.82	0.31	0.30	0.29
Fourth Quarter	25.80	(a)	24.21	(a)	22.30	18.91	24.80	15.97	N/A	0.30	0.29

(a)	through November 4, 2010.

On November 4, 2010, the last reported sale price of our common stock as reported on the NYSE was $25.54 per share. As of September 30, 2010, there were 22,575 holders of record of our common stock.

Holders of our common stock are entitled to dividends when and as declared by our board of directors. However, prior to the payment of common dividends, dividends must first be paid to the holders of preferred stock based on the fixed dividend rate for each series.

Quarterly dividends on common stock and preferred stock normally are paid on or about the first business day of January, April, July and October to shareholders of record as of or about the ninth day of the preceding month. Our board of directors reviews our common stock dividend policy from time to time. Among the factors the board of directors considers in determining our dividend policy are earnings, cash flows, capitalization ratios, regulation, competition and financial loan covenants. On August 26, 2010, we declared a third-quarter 2010 dividend of $0.31 per share on our common stock, which we paid on October 1, 2010. On February 26, 2010, we reaffirmed our practice of targeting an annual dividend payout level of approximately 60% to 75% of on-going earnings. Our articles of incorporation restrict the payment of dividends or the making of other distributions on our common stock while any shares of our preferred stock remain outstanding unless certain capitalization ratios and other conditions are met. See the section of the accompanying prospectus entitled, “Description of Capital Stock.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and consolidated capitalization and certain other information as of September 30, 2010 on an actual basis and on an as adjusted basis to give effect to the assumed net proceeds of $184,845,750 from the issuance of 7,500,000 shares of common stock in this offering (assuming full physical settlement of the forward sale agreement and no exercise of the underwriters’ over-allotment option and excluding estimated offering expenses) at an assumed forward sale price of $24.6461 per share and the repayment of revolver borrowings under our Third Amended and Restated Credit Agreement, dated as of February 22, 2008 as described under “Use of Proceeds.” Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the net proceeds calculated based on the initial forward sale price upon physical settlement of the forward sale agreement. This table should be read in conjunction with the financial statements and notes thereto incorporated by reference in the accompanying prospectus.

	As of September 30, 2010
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$4,472	$26,278

Short-term debt	$163,040	$0

Current portion of long-term debt	$403	$403

Long-term debt, net	$2,490,734	$2,490,734

Shareholders’ equity:
Cumulative preferred stock	21,436	21,436
Common stock	554,170	591,670
Paid-in capital	1,373,297	1,520,643
Retained earnings	453,892	453,892
Accumulated other comprehensive income (loss), net	0	0

Total shareholders’ equity	2,402,795	2,587,641

Capitalization	$4,893,529	$5,078,375

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner that is a “non-U.S. holder.” A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	nonresident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

A “non-U.S. holder” does not include a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion assumes that non-U.S. holders will hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a non-U.S. holder in light of its particular circumstances or that may be relevant to a holder subject to special treatment under the Code, and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction, and the applicability of any income tax treaty to them.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN (or suitable substitute form) certifying its entitlement to benefits under a treaty.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. person (as defined in the Code), except that the non-U.S. holder will generally be required to provide a properly executed Internal Revenue Service Form W-8ECI (or suitable substitute form) in order to claim an exemption from withholding tax. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Our Common Stock

Subject to the discussion below under “—Information Reporting Requirements and Backup Withholding” and “—Recent Legislation,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), or

•

we are or have been a United States real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter.

Generally, a corporation is a United States real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury Regulations equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We may be, or may prior to your disposition of our common stock become, a United States real property holding corporation. If that is the case, gain realized by a non-U.S. holder on the sale or other disposition of our common stock will be subject to U.S. federal income tax if (1) our common stock ceases to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs, or (2) such holder owned (directly, indirectly or by attribution) more than 5% of our common stock during the applicable period described above. We believe that our common stock is currently regularly traded on an established securities market. Non-U.S. holders who own or may own (directly, indirectly or by attribution) more than 5% of our common stock should consult their tax advisors with respect to the tax consequences of a disposition of our common stock.

If a non-U.S. holder is engaged in a trade or business in the United States and gain recognized by the non-U.S. holder on a sale or other disposition of our common stock is effectively connected with a conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will generally be taxed on its net gain derived from such disposition at the regular graduated rates and in the same manner as a U.S. person (and if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply). Such non-U.S. holders are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of the branch profits tax at a rate of 30% (or a lower treaty rate).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends on our common stock. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person (as defined in the Code), information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of our common stock and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on our common stock or on the proceeds from a sale or other disposition of our common stock. The non-U.S. holder’s provision of a properly completed Internal Revenue Service Form W-8BEN certifying its non-U.S. status will satisfy the certification requirements necessary to avoid backup withholding. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Recent Legislation

Recent legislation generally imposes withholding at a rate of 30% on payments to certain foreign entities (including financial intermediaries), after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Federal Estate Tax

Individual non-U.S. holders and entities, the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING

In this offering, subject to the terms and conditions set forth in the underwriting agreement, the forward seller has agreed, at our request, to borrow from third parties and sell to the underwriters 7,500,000 shares of our common stock in connection with the execution of the forward sale agreement between us and the forward purchaser. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement dated November 4, 2010 among us, the forward seller, the forward purchaser and the underwriters, the forward seller has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the forward seller, the number of shares listed opposite their names below.

Underwriter	Number of Shares
J.P. Morgan Securities LLC	1,687,500
Merrill Lynch, Pierce, Fenner & Smith	1,687,500
Incorporated
Citigroup Global Markets Inc.	1,125,000
Wells Fargo Securities, LLC	1,125,000
Mitsubishi UFJ Securities (USA), Inc.	525,000
BNP Paribas Securities Corp.	450,000
Barclays Capital Inc.	375,000
Deutsche Bank Securities Inc.	375,000
Samuel A. Ramirez & Company, Inc.	150,000

Total	7,500,000

Except as described below under “Over-Allotment Option,” the underwriters have agreed to purchase all of the shares of our common stock sold pursuant to the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters, the forward seller and the forward purchaser, and their controlling persons, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters, the forward seller and the forward purchaser, or their controlling persons, may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Forward Sale Agreement

We entered into a forward sale agreement on the date of this prospectus supplement with the forward purchaser, which is an affiliate of J.P. Morgan Securities LLC, relating to an aggregate of 7,500,000 shares of our common stock. In connection with the execution of the forward sale agreement, and at our request, J.P. Morgan Securities LLC, acting as agent for an affiliate of the forward purchaser, which we refer to in such agency capacity as the forward seller, is borrowing from third parties and selling to the underwriters in this offering 7,500,000 shares of our common stock. If the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, or that it is unable to borrow at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date any shares of our common stock, then the forward sale agreement will be terminated in its entirety. If the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, or that it is unable to borrow at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date the full number of shares of our common stock to which the forward sale agreement relates, then the number of shares of our common stock to which the forward sale agreement relates will be reduced to the number of shares that the forward seller determines, in its commercially reasonable judgment, that it is able to borrow, or that it is able to borrow at or below such a cost, as the case may be, and deliver. In the event that the number of shares to which the forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward seller and the forward seller’s obligation to borrow such shares for delivery and sale to the underwriters, as described above, will be replaced with the commitments of the underwriters to purchase from us, and corresponding obligations of us to issue directly to the underwriters, the number of shares not borrowed and delivered by the forward seller. In such circumstances, we or the representatives of the underwriters will have the right to postpone the closing date for one business day to effect any necessary changes to the documents or arrangements.

We will receive an amount equal to the net proceeds from the offering and sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, from the forward purchaser upon full physical settlement of the forward sale agreement. We will receive such proceeds only if we elect to fully physically settle the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion, unless certain acceleration events occur, within approximately 18 months from the date of this prospectus supplement. On a settlement date or dates, if we decide to physically settle the forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward sale price. The forward sale price will initially be $24.6461 per share, which is the public offering price of our shares of common stock less the underwriting discount, which is shown on the cover page of this prospectus supplement. The forward sale agreement provides that the initial forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread and will be subject to decrease on each of certain dates specified in the forward sale agreement. If the federal funds rate on a given day is less than the spread on that day, the interest rate factor will result in a reduction of the forward sale price on that day. As of the date of this prospectus supplement, the federal funds rate was less than the spread.

Before settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate that the forward sale agreement will have no dilutive effect on our earnings per share except during periods when the applicable average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically or net share settle the forward sale agreement, any delivery of our shares on any physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

Except under limited circumstances described below, we generally have the right to elect physical, cash or net share settlement under the forward sale agreement. Although we expect to settle the forward sale agreement entirely by physical settlement, we may elect to cash or net share settle all or a portion of our obligations if we conclude that it is in our interest to cash or net share settle. For example, we may conclude that it is in our interest to cash or net share settle if we have no current use for all or a portion of the net proceeds. In the event that we elect to cash or net share settle, if the price of our common stock at which the forward purchaser or its affiliate unwinds its hedge exceeds the forward sale price at the time (subject to any scheduled decrease in the forward sale price per share occurring during such unwind period), we will pay the forward purchaser under the forward sale agreement an amount in cash (if we cash settle) equal to such difference, or deliver to the forward purchaser a number of shares of our common stock (if we net share settle) having a value equal to such difference, as the case may be. Conversely, if we elect to cash or net share settle and the price of our common stock at which the forward purchaser or its affiliate unwinds its hedge is below the forward sale price at the time, the forward purchaser or its affiliate under the forward sale agreement will pay to us an amount in cash (if we cash settle) equal to such difference, or deliver to us a number of shares of our common stock (if we net share settle) having a value equal to such difference, as the case may be.

If we elect to cash or net share settle the forward sale agreement, we would expect the forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions over a period of time for delivery to stock lenders in order to unwind its hedge (and, if applicable, in connection with any net share settlement, to deliver shares to us). The purchase of our common stock by the forward purchaser or its affiliate could cause the price of our common stock to increase over time, thereby (x) in the case of cash settlement, increasing the amount of cash that we would owe the forward purchaser, or decreasing the amount of cash that the forward purchaser would owe us, as the case may be, upon cash settlement of the forward sale agreement or (y) in the case of net share settlement, increasing the number of shares of our common stock that we would owe the forward purchaser, or decreasing the number of shares of our common stock that the forward purchaser would owe us, as the case may be, upon net share settlement of the forward sale agreement.

The forward purchaser will have the right to accelerate the forward sale agreement and require us to settle on a date specified by the forward purchaser if (1) in its commercially reasonable judgment, it or its affiliate is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, a number of shares of our common stock equal to the number of shares to be delivered by us upon physical settlement of the forward sale agreement but only to the extent of such inability, (2) we declare any dividend or distribution on shares of our common stock that is payable in (a) cash (other than an extraordinary dividend) in excess of a specified amount, (b) securities of another company acquired or owned by us as a result of a spin-off or other similar transaction or (c) any other type of securities (other than our common stock), rights, warrants or other assets, (3) our board of director votes to approve, or there is a public announcement of, any action that if consummated would result in certain mergers involving us or (4) certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement, our bankruptcy or insolvency, a change in law or our nationalization or the delisting of our common stock (each as more fully described in the forward sale agreement). The forward purchaser’s decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

Over-Allotment Option

We have granted the underwriters an option to purchase from us directly up to an aggregate of 1,125,000 additional shares of our common stock at the public offering price, less the underwriting discount shown on the cover of this prospectus supplement, to cover over-allotments (representing 15% of the aggregate shares of our common stock offered hereby). The underwriters may exercise this option, in whole or in part, from time to time, until 30 days from the date of this prospectus supplement. Whenever the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number of shares initially purchased by that underwriter as reflected in the above table. We may elect, in our sole discretion whenever such option is exercised, that the additional shares of common stock be sold by the forward seller to the underwriters (in which case we will enter into an additional forward sale agreement with the forward purchaser in respect of the number of shares that are subject to the exercise of the underwriters’ over-allotment option). In such event, if the forward seller determines, in its commercially reasonable judgment, that it is unable to borrow, or that it is unable to borrow at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date for the exercise of such option, the number of shares of our common stock with respect to which such option has been exercised, then we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell. In such circumstances, we or the representatives of the underwriters will have the right to postpone the closing date for the exercise of such option by one business day to effect any necessary changes to the documents or arrangements.

Commissions and Discounts

The underwriters have advised us, the forward seller and the forward purchaser that they propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $0.53634 per share. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The following table shows the initial public offering price, underwriting discount and proceeds before expenses to us. The information assumes (1) either no exercise or full exercise by the underwriters of the over-allotment option and (2) that the forward sale agreement is physically settled based upon the aggregate initial forward sale price and by the delivery of shares of our common stock. We expect to receive proceeds of approximately $184.6 million (assuming no exercise of the over-allotment option), after deducting the underwriting discount and estimated offering expenses, subject to certain adjustments as described above, only upon physical settlement of the forward sale agreement. Settlement is expected to occur within approximately 18 months following the date of this prospectus supplement. If the forward sale agreement is cash settled or net share settled, we will not receive the full proceeds shown below, we may not receive any proceeds and we may have to make a cash payment (if we elect cash settlement of the forward sale agreement) or a delivery of shares our common stock (if we elect net share settlement of the forward sale agreement), in each case, to the forward purchaser. In addition, unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the proceeds calculated based on the initial forward sale price upon physical settlement of the forward sale agreement.

	Per Share	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Public offering price	$25.5400	$191,550,000	$220,282,500
Underwriting discount	$0.8939	$6,704,250	$7,709,888
Proceeds, before expenses, to us	$24.6461	$184,845,750	$212,572,613

The expenses of the offering, not including the underwriting discount, are estimated to be $250,000 and are payable by us.

Electronic Prospectus Delivery

A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement and prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or selling group member is not part of this prospectus supplement or prospectus.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In determining the source of shares to close out any covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase additional shares pursuant to the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short-covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock and, together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher that the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time without notice. These transactions may be effected on The New York Stock Exchange, in the over-the-counter market or otherwise.

Restrictions on Sales of Similar Securities

We have agreed with the underwriters that we will not, without the prior written consent of the representatives at their sole discretion, issue, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, hedge or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, or publicly disclose the intentions to make any such offer, sale, pledge, disposition, hedge or filing, or grant any options whatsoever in respect of shares of our common stock, in each case for a period of 75 days, except (i) issuances of shares of our common stock in this offering; (ii) any issuance and sale of shares of our common stock to the forward purchaser under the forward agreement or any additional forward agreement; (iii) any issuance and sale of shares of our common stock to The Bank of New York Mellon in settlement of any Transaction (as such term is defined in the BNYMTC Forward) with a Trade Date (as such term is defined in the BNYMTC Forward) prior to the date of the underwriting agreement entered into pursuant to the Master Confirmation for Forward Stock Sale Transactions, dated as of April 2, 2010, between us and The Bank of New York Mellon (the “BNYMTC Forward”); (iv) the offer and/or sale, whether as a Forward or an Issuance (as such terms are defined in the Financing Agreement), of up to $20 million of shares of our common stock pursuant to the Sales Agency Financing Agreement, dated as of April 2, 2010 (the “Financing Agreement”), as may be amended and supplemented from time to time; provided that we will not make any such sale prior to the later of (x) 45 days after the date of the underwriting agreement or (y) 30 days after the latest date the representatives provide notice to us of their election to exercise the over-allotment option in whole or in part, if the representatives elect to exercise the over-allotment option (it being understood that for purposes of this paragraph, any such amendments or supplements of the Financing Agreement will not be considered an offer, sale or intent to offer or sell shares of our common stock); (v) any issuance and sale of shares of our common stock to The Bank of New York Mellon in settlement of any Transaction (as such term is defined in the BNYMTC Forward) entered into pursuant to the exception provided by clause (iv) above; and (vi) any issuance or sale of our common stock pursuant to our direct stock purchase plan. These restrictions do not apply to any grants of stock options or restricted stock pursuant to the terms of an equity compensation or similar plan which is presently in effect.

Each of our executive officers and directors has agreed with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to any shares of our capital stock or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction for a period of 75 days, except with the prior written consent of the representatives, provided, however that such restriction shall not apply to (i) any transfer by such persons of shares of our common stock as a bona fide gift or gifts to members of their “immediate family” and/or a charity, (ii) any transfer by such persons of shares of our common stock to a trust the beneficiaries of which are exclusively the holder of the stock him/herself, a member or members of his or her “immediate family” and/or a charity, (iii) any forfeiture or sale by such persons of shares of our common stock to us or, in the event that such forfeiture or sale does not discharge all income or payroll tax liabilities, in the open market to discharge income or payroll tax liabilities resulting from the vesting of options to purchase shares of our common stock or any restricted share units acquired by such persons through our existing plans or (iv) any pledge by such persons of shares of our common stock to secure a loan from a recognized financial institution.

Other Relationships

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Affiliates of certain of the underwriters are lenders under our revolving credit agreement. JPMorgan Chase Bank, N.A. is the administrative agent, Citibank N.A. is the syndication agent, and Bank of America, N.A. and Wells Fargo Bank, N.A. are loan documentation agents under our revolving credit agreement. If we elect physical settlement of the forward sale agreement, we intend to use any net proceeds we receive to repay borrowings under our revolving credit agreement, as well as for general corporate purposes. See “Use of Proceeds.”

Each of the underwriters may arrange to sell common shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the securities offered hereby to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of the securities offered hereby to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than A43,000,000 and (3) an annual net turnover of more than A50,000,000, each as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive, subject to obtaining the prior consent of the underwriters); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This offering document has been prepared on the basis that all offers of the securities offered hereby will be made pursuant to an exemption under the Prospectus Directive, as implemented in Member States of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of the securities offered hereby. Accordingly any person making or intending to make any offer within the EEA of the securities which are the subject of the placement contemplated in this offering document should only do so in circumstances in which no obligation arises for Westar Energy, Inc. or any of the underwriters to produce a prospectus for such offer. Neither Westar Energy, Inc. nor the underwriters have authorized, nor do they authorize, the making of any offer of the securities offered hereby through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the securities contemplated in this offering document.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

This offering document is only being distributed to and is only directed at persons who (i) are outside the United Kingdom or (ii) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”) or (iii) are high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iv) such other persons to whom it may lawfully be communicated (all such persons together being referred to as “relevant persons”). This offering document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this offering document relates is available only to relevant persons and will be engaged in only with relevant persons.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

This document as well as any other material relating to the shares of our common stock which are the subject of the offering contemplated by this prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. Our common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to our common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

Our common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase shares of our common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to our common stock is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The securities to which this prospectus supplement and the accompanying prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

CONFLICTS OF INTEREST

All of the proceeds of this offering (excluding proceeds to us with respect to any common stock that we may sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters and, if the underwriters exercise their over-allotment option and we elect to issue the additional shares to cover over-allotments directly, the proceeds to us from the issuance of such additional shares) will be paid to the forward seller. As a result, the forward seller will receive more than 5% of the net proceeds of this offering, not including underwriting compensation. In addition, affiliates of certain of the underwriters are lenders under our Third Amended and Restated Credit Agreement, dated as of February 22, 2008. If we elect physical settlement, we intend to use any net proceeds we receive upon physical settlement of the forward sale agreement to repay revolver borrowings under this credit agreement, as well as for general corporate purposes. As a result, certain of the underwriters may receive more than 5% of the net proceeds of this offering. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of NASD Rule 2720 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the shares of common stock have a “bona fide public market” (as such terms are defined in NASD Rule 2720).

LEGAL MATTERS

Various legal matters relating to the offering will be passed upon for us by Larry D. Irick, Esq., our General Counsel, and Davis Polk & Wardwell LLP, New York, New York. Mr. Irick is a stockholder of ours and a holder of restricted share units. Dewey & LeBoeuf LLP, New York, New York is counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference from Westar’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

The following are types of securities that may be offered and sold under this prospectus:

• Common stock	• Unsecured subordinated debt securities

• Preferred stock	• First mortgage bonds

• Preference stock	• Warrants

• Depositary shares	• Purchase contracts

• Unsecured senior debt securities	• Units

Our common stock is listed on the New York Stock Exchange under the ticker symbol “WR”. On April 1, 2010 the closing price on the New York Stock Exchange for our common stock was $22.59.

We will describe in the prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Dividends	• Conversion or exchange rights

• Interest rate	• Redemption terms	• Liquidation amount

• Sinking fund terms	• Listing on a securities exchange

• Currency of payments	• Amount payable at maturity

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 23 of our annual report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference herein.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is April 2, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We refer to Westar Energy, Inc. in this prospectus as “Westar” or “we,” “us,” “our” or comparable terms and to Kansas Gas and Electric Company as “KGE.”

i

THE COMPANY

Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 685,000 customers in Kansas. Westar provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company, or KGE, Westar’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. KGE owns a 47% interest in the Wolf Creek Generating Station, or Wolf Creek, a nuclear power plant located near Burlington, Kansas. Both Westar and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.WestarEnergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see the section of this prospectus captioned “Available Information”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus or incorporated by reference into this prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning matters such as, but not limited to:

•	amount, type and timing of capital expenditures,

•	earnings,

•	cash flow,

•	liquidity and capital resources,

•	litigation,

•	accounting matters,

•	possible corporate restructurings, acquisitions and dispositions,

•	compliance with debt and other restrictive covenants,

•	interest rates and dividends,

•	environmental matters,

•	regulatory matters,

•	nuclear operations, and

•	the overall economy of our service area and its impact on our customers’ demand for electricity and their ability to pay for service.

What happens in each case could vary materially from what we expect because of such things as:

•	regulated and competitive markets,

•	economic and capital market conditions, including the impact of changes in interest rates and the cost and availability of capital,

•	inflation,

•	execution of our planned capital expenditure program,

•	performance of our generating plants,

•	changes in accounting requirements and other accounting matters,

•	changing weather,

•

the impact of the formation of regional transmission organizations and independent system operators such as the Southwest Power Pool, including changes in the energy markets in which we participate resulting from the development and implementation of real time and next day trading markets, and the effect of the retroactive repricing of transactions in such markets following execution because of changes or adjustments in market pricing mechanisms by regional transmission organizations and independent system operators,

•	the impact of economic changes and downturns in the energy industry and the market for trading wholesale energy, including counter-party performance,

•

developments related to environmental matters including possible future legislative or regulatory mandates related to emissions of presently unregulated gases or substances, including what are now referred to as greenhouse gases,

•	political, legislative, judicial and regulatory developments at the municipal, state and federal level that can affect us or our industry, including in particular those relating to environmental laws,

•	the impact of our potential liability to former executive officers for unpaid compensation and the impact of claims they have made against us related to the termination of their employment,

•	the outcome of the Federal Energy Regulatory Commission non-public investigation of our use of transmission service within the Southwest Power Pool,

•

the impact of changes in interest rates on pension and other post-retirement and post-employment benefit liability calculations, as well as actual and assumed investment returns on invested plan assets,

•	the impact of changes in estimates regarding our Wolf Creek Generating Station decommissioning obligation,

•	the impact of adverse changes in market conditions potentially resulting in the need for additional funding for the nuclear decommissioning and pension trusts,

•	changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown or required modification of nuclear generating facilities,

•	uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal,

•	homeland and information security considerations,

•	coal, natural gas, uranium, diesel, oil and wholesale electricity prices,

•	cost, availability and timely provision of equipment, supplies, labor and fuel we need to operate our business, and

•	other circumstances affecting anticipated operations, sales and costs.

These lists are not all-inclusive because it is not possible to predict all factors. All forward-looking statements are qualified by the risks described in the documents incorporated by reference into this prospectus and any supplement to this prospectus. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus and any prospectus supplement. See “Available Information” and “Incorporation of Certain Documents by Reference.” Any forward-looking statement speaks only as of the date such statement was made, and we are not obligated to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes including, but not limited to, funding our operations, acquiring capital equipment and repaying debt. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended December 31,
2009	2008	2007	2006	2005
1.79x	1.87x	2.19x	2.25x	2.05x

Earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

For the Fiscal Years Ended December 31,
2009	2008	2007	2006	2005
1.78x	1.87x	2.18x	2.24x	2.03x

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees. Preferred security dividend is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

DIVIDEND POLICY

Holders of our common stock are entitled to dividends when and as declared by our board of directors. However, prior to the payment of common dividends, dividends must first be paid to the holders of preferred stock based on the fixed dividend rate for each series.

Quarterly dividends on common stock and preferred stock normally are paid on or about the first business day of January, April, July and October to shareholders of record as of or about the ninth day of the preceding month. Our board of directors reviews our common stock dividend policy from time to time. Among the factors the board of directors considers in determining our dividend policy are earnings, cash flows, capitalization ratios, regulation, competition and financial loan covenants. On February 24, 2010 we declared a first-quarter 2010 dividend of $0.31 per share on our common stock, which we paid on April 1, 2010.

Our articles of incorporation restrict the payment of dividends or the making of other distributions on our common stock while any shares of our preferred stock remain outstanding unless certain capitalization ratios and other conditions are met. See “Description of Capital Stock”.

DESCRIPTION OF CAPITAL STOCK

The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

As used in this section of this prospectus and under the caption “Description of Capital Stock,” the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

Our authorized capital stock under the articles of incorporation consists of 150,000,000 shares of common stock, $5.00 par value, 6,000,000 shares of preferred stock, no par value, 600,000 shares of preferred stock, $100.00 par value, and 4,000,000 shares of preference stock, no par value.

Common Stock

Our authorized common stock consists of 150,000,000 shares, $5.00 par value, of which 109,072,000 shares were issued and outstanding as of December 31, 2009. The issued and outstanding shares of common stock are, and any shares of common stock issued will be, fully paid and non-assessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. As of December 31, 2009, there were 23,175 holders of record of our common stock. The articles of incorporation do not provide for preemptive or other subscription rights of the holders of common stock. We are the transfer agent and registrar for our common stock.

Our articles of incorporation limit the payment of dividends or other distributions on the common stock under certain conditions. As long as there is any preferred stock outstanding, we cannot pay dividends or other distributions on common stock unless all past preferred stock dividends have been paid and all preferred stock dividends payable in the current quarter have been paid or declared and a sum sufficient for their payment set aside.

In addition, dividends or distributions on our common stock may be limited depending on our capitalization ratio (“Capitalization Ratio”) which is defined in our articles of incorporation as a fraction, the numerator of which is the total of common stock, preference stock (together, “Subordinated Stock”), premium on Subordinated Stock and surplus accounts subject to certain adjustments, and the denominator of which is long term debt and the total stated capital or par value of all issued and outstanding capital stock of all classes, including premium thereon and surplus accounts subject to certain adjustments. The Capitalization Ratio is measured at the end of the second calendar month immediately preceding the date of the proposed dividend or distribution and after giving effect to such proposed dividend or distribution and is calculated on an unconsolidated basis.

If the Capitalization Ratio is less than 20%, then total dividends and distributions on all Subordinated Stock for the 12 months ending with and including the date of the proposed payment may not exceed 50% of Available Net Income, which is defined as total net income available for dividends on Subordinated Stock for the 12 calendar months ending with and including the second calendar month immediately preceding the date of the proposed payment, subject to certain adjustments. If the Capitalization Ratio is at least 20% but less than 25%, then total dividends and distributions on all Subordinated Stock may not exceed 75% of Available Net Income. Except to the extent permitted by the foregoing, we may not pay any dividends or make distributions on Subordinated Stock that would reduce the Capitalization Ratio to less than 25%, and dividends and distributions on common stock may only be paid out of surplus or net profits legally available for the payment of dividends.

As of December 31, 2009, our Capitalization Ratio exceeded 25%.

Preferred Stock

We are authorized to issue 6,600,000 shares of preferred stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by our board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by our board of directors in the following respects: (1) the rate of dividend; (2) the amount per share, if any, which the preferred stock shall be entitled to receive upon the redemption of such shares, our liquidation, the distribution or sale of assets or our dissolution or winding up; (3) terms and conditions of conversion, if any; and (4) terms of sinking fund, redemption or purchase account, if any.

As of December 31, 2009, we had three series of $100.00 par value preferred stock outstanding, the 4 1/2% Series (121,613 shares outstanding), the 4 1/4% Series (54,970 shares outstanding) and the 5% Series (37,780 shares outstanding), and no shares of no par value preferred stock were outstanding. Dividends on the outstanding series of preferred stock are cumulative and payable quarterly. Each series of preferred stock is redeemable at any time, in whole or in part, at the redemption price for such series, plus accrued and unpaid dividends.

The preferred stock has special voting rights which are triggered when dividends on the stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. If dividends are not paid for four or more dividend periods on all series of preferred stock then outstanding, the holders of the preferred stock are entitled to elect the smallest number of directors necessary to constitute a majority of the full board of directors until such unpaid dividends shall be paid.

We may not, without the consent of the holders of at least two-thirds of the preferred stock then outstanding, voting as a class:

(1) define or specify preferences, qualifications, limitations or other rights for authorized but unissued shares of preferred stock superior to those of outstanding shares of such stock (except for differences described in items (2) through (4) in the first paragraph under the caption “—Preferred Stock”) or amend, alter, change or repeal any of the express terms or provisions of the then outstanding preferred stock in a manner substantially prejudicial to the holders thereof; or

(2) issue or sell any preferred stock or any class of stock ranking prior to or on a parity with the preferred stock other than in exchange for or for the purpose of effecting the retirement of not less than a like number of shares of preferred stock or shares of stock ranking prior to or on a parity therewith or securities convertible into not less than a like number of such shares unless

•

aggregate capital applicable to common stock and preference stock plus surplus equals the involuntary liquidation preference of all preferred stock and any such other stock ranking prior thereto or on a parity therewith and

•

our net earnings (as defined in our articles of incorporation) for a period of 12 consecutive calendar months within the 15 calendar months preceding the date of issuance, available for the payment of dividends, shall be at least two times the annual dividend requirements on the preferred stock and on any such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance, and the net earnings (as defined in our articles of incorporation), for the same period, available for payment of interest shall be at least one and one-half times the sum of annual interest requirements and dividend requirements on preferred stock and such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance.

The articles of incorporation also provide that without the consent of the holders of at least a majority of the preferred stock then outstanding, voting as a class, or if more than one-third shall vote negatively, we shall not:

(1) merge or consolidate with or into any other corporation;

(2) sell, lease or exchange all or substantially all of our property or assets unless the fair value of our net assets after completion of such transaction shall at least equal the liquidation value of all outstanding shares of preferred stock; or

(3) reacquire or pay any dividends or make any other distribution upon shares of the preference stock or the common stock or any other class of our stock over which the preferred stock has preference with respect to the payment of dividends or the distribution of assets, unless after any such action the sum of

•	the capital represented by our outstanding preference stock, common stock or other stock over which the preferred stock has preference,

•	our earned surplus, and

•	our capital surplus

in each case on an unconsolidated basis, shall not be less than the sum of $10,500,000 plus an amount equal to twice the annual dividend requirement on all outstanding shares of preferred stock and on any such other stock ranking prior thereto or on a parity therewith.

Preference Stock

We are authorized to issue 4,000,000 shares of preference stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board of directors prior to the issuance of any shares thereof.

Each series may differ from each other series already outstanding, as may be declared from time to time by the board of directors, in the following respects:

•	the rate of dividend;

•	whether shares of preference stock are subject to redemption, and if so, the amount or amounts per share which the shares of such series would be entitled to receive in case of redemption;

•	the amounts payable in the case of our liquidation, the distribution or sale of our assets or our dissolution or winding up;

•	terms and conditions of conversion, if any;

•	terms of sinking fund, redemption or purchase account, if any; and

•	any designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof.

There are currently no shares of our preference stock outstanding.

Certain Provisions of Westar Energy’s Articles and By-laws

Article XVII of the articles of incorporation requires the affirmative vote of the holders of not less than 80% of the outstanding shares of common and preferred stock entitled to vote and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote held by any shareholders other than any shareholder, together with its affiliates and associates, which becomes the beneficial owner of 10% or more of the outstanding shares entitled to vote (an Interested Stockholder), to approve or authorize certain “business combinations” (including any merger, consolidation, self-dealing transaction, recapitalization or reclassification or issuance of stock) with an Interested Stockholder.

Article XVII does not apply to any business combination with an Interested Stockholder

(1) that has been approved by a majority of the directors of the company who were members of our board of directors immediately prior to the time an Interested Stockholder involved in a business combination became an Interested Stockholder, or

(2) in which the cash or fair market value of the consideration offered in such business combination is not less than the highest price per share paid by the Interested Stockholder in acquiring any of its holdings of each class of our capital stock.

Our articles of incorporation and by-laws provide for a classified board of directors consisting of not less than seven nor more than fifteen directors. The directors are divided into three classes as nearly equal in number as may be, and directors are elected to serve a term of three years. Under the by-laws, directors may be removed only for cause as set forth therein. Provisions in our by-laws relating to the classified board of directors and removal of directors may only be amended, altered or repealed by the affirmative vote of at least 80% of the outstanding shares entitled to vote in any election.

DESCRIPTION OF DEPOSITARY SHARES

The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock or preference stock.

General

We may, at our option, elect to have shares of preferred stock or preference stock be represented by depositary shares. The shares of any series of the preferred stock or preference stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock or preference stock underlying such depositary share, to all the rights and preferences of the preferred stock or preference stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock or preference stock described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock or preference stock underlying the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock or preference stock to the record holders of depositary shares representing such preferred stock or preference stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders. The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights offered by us to holders of preferred stock or preference stock shall be made available to holders of depositary shares.

Conversion and Exchange

If any preferred stock or preference stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

If preferred stock or preference stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock or preference stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock or preference stock underlying the depositary shares. Whenever we redeem preferred stock or preference stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock or preference stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by us.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock or preference stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock or preference stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock or preference stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock or preference stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock or preference stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary; provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or preference stock and any exchange or redemption of the preferred stock or preference stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock or preference stock.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred or preference stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, preference stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:

•

in the case of senior debt securities, under a senior indenture dated August 1, 1998, which we refer to as the senior indenture, between us and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the trustee); and

•

in the case of subordinated debt securities, under a subordinated indenture, which we refer to as the subordinated indenture, to be entered into among us, and The Bank of New York Mellon Trust Company, N.A., as trustee.

The senior indenture is included, and the subordinated indenture will be substantially in the form included, as exhibits to the registration statement of which this prospectus is a part.

Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, you should read the indentures. As used in this section of this prospectus, the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

General

The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Certain Terms of the Subordinated Debt

Securities—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will set forth the following terms, as applicable, of the debt securities offered thereby:

(1) the designation, aggregate principal amount, currency or composite currency and denominations;

(2) the price at which such debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

(3) the maturity date and other dates, if any, on which principal will be payable;

(4) the interest rate (which may be fixed or variable), if any;

(5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

(6) the manner of paying principal and interest;

(7) the place or places where principal and interest will be payable;

(8) the terms of any mandatory or optional redemption by the company or any third party including any sinking fund;

(9) the terms of any conversion or exchange;

(10) the terms of any redemption at the option of holders or put by the holders;

(11) any tax indemnity provisions;

(12) if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

(13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

(14) whether and upon what terms debt securities may be defeased;

(15) any events of default or covenants in addition to or in lieu of those set forth in the indentures;

(16) provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

(17) the right, if any, to “reopen” a series of debt securities and issue additional debt securities of such series; and

(18) any additional provisions or other special terms not inconsistent with the provisions of the indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series. In connection with its original issuance, no bearer security will be offered, sold or delivered to any location in the United States, and a bearer security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the company to comply with United States laws and regulations. You may present debt securities for exchange and for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures.

Debt securities will bear interest at a fixed rate or a floating rate. Securities may be issued under the senior or subordinated indentures as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. “Discounted Debt Security” means a security where the amount of principal due upon acceleration is less than the stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries (other than subsidiary guarantors). Holders of our debt securities are our creditors and not creditors of any of our subsidiaries (other than subsidiary guarantors). As a result, all the existing and future liabilities of our subsidiaries (other than any subsidiary guarantors with respect to any series of debt securities that may be guaranteed), including any claims of their creditors, are effectively senior to the debt securities with respect to the assets of our subsidiaries.

Our ability to pay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption or to buy back the debt securities will depend in part upon our subsidiaries’ earnings and their distribution of those earnings to us and upon our subsidiaries repaying investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and, except for any subsidiary guarantors with respect to any guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Third Amended and Restated Credit Agreement, dated February 22, 2008, limits our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The debt securities are unsecured obligations. Our secured debt is effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Substantially all of our utility assets are subject to liens under the mortgage pursuant to which we have issued our first mortgage bonds.

Certain Terms of the Senior Debt Securities

Our obligations under the senior debt securities, including the payment of principal, premium, if any, any interest, may be fully and unconditionally guaranteed by one or more of our wholly-owned subsidiaries named in a prospectus supplement. Such guarantees will rank equally with all other general unsecured and unsubordinated obligations of such subsidiary guarantors.

Certain Covenants

Any covenants which may apply to a particular series of senior debt securities will be described in the prospectus supplement relating thereto.

Successor Obligor

The senior indenture provides that, unless otherwise specified in the securities resolution or supplemental indenture establishing a series of senior debt securities, the company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the company is not the survivor, unless:

(1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

(2) the person assumes by supplemental indenture all the obligations of the company under the senior indenture, the senior debt securities and any coupons;

(3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

(4) immediately after the transaction no Default (as defined in “—Default and Remedies”) exists.

The successor shall be substituted for us, and thereafter all our obligations under the senior indenture, the senior debt securities and any coupons shall terminate.

Exchange of Debt Securities

Registered senior debt securities may be exchanged for an equal aggregate principal amount of registered senior debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered senior debt securities at an agency maintained by us for such purpose and upon fulfillment of all other requirements of such agent.

Default and Remedies

Unless the securities resolution or supplemental indenture establishing the series otherwise provides (in which event the prospectus supplement will so state), an “Event of Default” with respect to a series of senior debt securities will occur if:

(1) an Obligor defaults in any payment of interest on any senior debt securities of such series when the same becomes due and payable and the default continues for a period of 60 days;

(2) an Obligor defaults in the payment of the principal and premium, if any, of any senior debt securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such default shall continue for five or more days;

(3) an Obligor defaults in the payment or satisfaction of any sinking fund obligation with respect to any senior debt securities of such series as required by the securities resolution or supplemental indenture establishing such series and the default continues for a period of 60 days;

(4) an Obligor defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

(5) an Obligor pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian for it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against an Obligor in an involuntary case,

(B) appoints a Custodian for an Obligor or for all or substantially all of its property, or

(C) orders the liquidation of an Obligor, and the order or decree remains unstayed and in effect for 60 days; or

(7) there occurs any other Event of Default provided for in such series.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the trustee or the holders of at least 33 1/3% in principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice.

For purposes of this section, the term “Obligor” shall mean each of us and any subsidiary guarantor identified in a securities resolution or supplemental indenture, in each case excluding such entity’s subsidiaries.

If an Event of Default occurs and is continuing on a series, the trustee by notice to the Company, or the holders of at least 33-1/3% in principal amount of the series by notice to the Company and the trustee, may declare the principal of and accrued interest on all the securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

The holders of a majority in principal amount of the series by notice to the trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

The trustee may require indemnity satisfactory to it before it enforces the senior indenture or the senior debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the senior debt securities of the series may direct the trustee in its exercise of any trust or power with respect to such series. The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the senior debt securities notice of all Defaults known to the trustee to have occurred and be continuing. Except in the case of Default in payment on a series, the trustee may withhold from holders of such series notice of any continuing Default if the trustee determines that withholding notice is in the interest of such holders. We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the senior indenture.

The failure to redeem any senior debt securities when such redemption is subject to the occurrence of a condition prior to redemption, is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

The senior indenture does not have a cross-default provision. Thus, a default by any Obligor on any other debt, including any other series of senior debt securities, would not constitute an Event of Default.

Amendments and Waivers

The senior indenture and the senior debt securities or any coupons of the series may be amended, and any default may be waived as follows:

Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), the senior debt securities and the senior indenture may be amended with the consent of the holders of a majority in principal amount of the senior debt securities of all series affected voting as one class. Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), a Default on a particular series may be waived with the consent of the holders of a majority in principal amount of the senior debt securities of the series, except for a Default in payment of interest or principal or a Default in respect of a provision of the senior indenture that cannot be amended without the consent of each holder affected. However, without the consent of each holder affected, no amendment or waiver may:

(1) reduce the amount of senior debt securities whose holders must consent to an amendment or waiver;

(2) reduce the interest on or change the time for payment of interest on any senior debt security;

(3) change the fixed maturity of any senior debt security;

(4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof;

(5) change the currency in which the principal or interest on a senior debt security is payable;

(6) make any change that materially adversely affects the right to convert any senior debt security; or

(7) change the provisions of the senior indenture regarding waiver of Defaults and amendments, except to increase the amount of senior debt securities whose holders must consent to an amendment or waiver, or to provide that other provisions of the senior indenture cannot be amended or waived without the consent of each holder affected thereby.

Without the consent of any holder, the senior indenture or the senior debt securities may be amended:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for assumption of company obligations to securityholders in the event of a merger or consolidation requiring such assumption;

(3) to provide that specific provisions of the indenture shall not apply to a series of senior debt securities not previously issued;

(4) to create a series and establish its terms;

(5) to provide for a separate trustee for one or more series; or

(6) to make any change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

Senior debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen senior debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the senior debt securities of the series and any related coupons and the senior indenture (legal defeasance). We at any time may terminate as to a series our obligations with respect to any restrictive covenants which may be applicable to a particular series (covenant defeasance).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any covenant which may be applicable to a series.

To exercise either defeasance option as to a series, we must (1) irrevocably deposit in trust (the defeasance trust) with the trustee or another trustee, money or U.S. Government Obligations, (2) deliver a certificate from a public accounting firm registered with the Public Company Accounting Oversight Board, expressing such firm’s opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all senior debt securities of such series to maturity or redemption, as the case may be, and (3) comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes.

“U.S. Government Obligations” means direct obligations of the United States or any agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

Unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the senior debt securities. We may remove the trustee with or without cause if we so notify the trustee three months in advance and if no Default occurs during the three-month period. The trustee provides services to us as a depository of funds, registrar, trustee and similar services.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Subordination

The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness (defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage, conditional sales contract or other lien which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any subsidiary guarantor to which we and such guarantor are a party, including our, and the subsidiary guarantors’, guarantees of each others’ debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Convertible Debt Securities

The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, preference stock, common stock or other securities or rights of ours (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for such debt securities being offered.

Unless otherwise indicated in the prospectus supplement, the following provisions will apply to debt securities being offered that may be exchanged for or converted into capital stock:

The holder of any debt securities convertible into capital stock will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by us, to convert such debt securities into shares of capital stock, which may include preferred stock, preference stock or common stock, as specified in the prospectus supplement, at the conversion rate for each $1,000 principal amount of debt securities set forth in the prospectus supplement, subject to adjustment.

The holder of a convertible debt security may convert a portion thereof which is $1,000 or any multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the business day prior to the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the debt security holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

Unless the terms of the specific debt securities being offered provide otherwise, in certain events, the conversion rate for debt securities convertible into common stock will be subject to adjustment as set forth in the indentures if we:

•	pay a dividend or make a distribution on our common stock in shares of our common stock;

•	subdivide our outstanding shares of common stock into a greater number of shares;

•	combine our outstanding shares of common stock into a smaller number of shares;

•	pay a dividend or make a distribution on our common stock in shares of our capital stock other than common stock;

•	issue by reclassification of our common stock in shares of our capital stock;

•

issue to all holders of our common stock rights, options or warrants to subscribe for or purchase shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock, or rights, options, or warrants to subscribe for or purchase such convertible or exchangeable securities at a price per share lower than the current market price on the date of such issuance; or

•	distribute to all holders of our common stock any of our assets or debt securities or any rights or warrants to purchase our assets or debt securities.

No adjustment of the conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such rate. The conversion rate for debt securities convertible into securities other than our common stock may be subject to adjustment pursuant to the applicable securities resolution.

Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, except convertible debt securities called for redemption on a redemption date during such period, must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

DESCRIPTION OF FIRST MORTGAGE BONDS

The first mortgage bonds will be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939, between us and The Bank of New York Mellon Trust Company, N.A., as successor to the BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, as trustee, as supplemented and amended by supplemental indentures. We refer to the original mortgage, as so supplemented and amended, as the mortgage. All the first mortgage bonds issued or issuable under the mortgage are referred to as the “bonds.” We have summarized below the material provisions of the mortgage and the bonds or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the mortgage itself which describes completely the terms and definitions summarized below and contains additional information about the bonds.

Issuance of Additional Bonds

The bonds, when issued, may rank equally with the bonds of other series then outstanding, and may be issued having dates, maturities, interest rates, redemption prices and other terms as may be determined by our board of directors. Additional bonds may be issued under the mortgage in principal amounts not exceeding the sum of:

(1) 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%) of the net bondable value of property additions not subject to an unfunded prior lien;

(2) the principal amount of bonds retired or to be retired (except out of trust monies); and

(3) the amount of cash deposited with the trustee for such purpose, which may thereafter be withdrawn upon the same basis that additional bonds are issuable under (1) or (2) above.

Additional bonds may not be issued on the basis of property additions subject to an unfunded prior lien.

In addition to the restrictions discussed above, so long as any bonds issued prior to January 1, 1997 remain outstanding, additional bonds may not be issued unless our unconsolidated net earnings available for interest, depreciation and property retirements for a period of any 12 consecutive months during the period of 15 calendar months immediately preceding the first day of the month in which the application for authentication and delivery of additional bonds is made shall have been not less than the greater of two times (two and one-half times after all bonds issued prior to January 1, 1997 are no longer outstanding) the annual interest charges on, and 10% of the principal amount of, all bonds then outstanding, all additional bonds then applied for, all outstanding prior lien bonds and all prior lien bonds, if any, then being applied for.

The net earnings test referred to in the previous paragraph need not be satisfied to issue additional bonds:

•

on the basis of property additions subject to an unfunded prior lien which simultaneously will become a funded prior lien, if application for the issuance of the additional bonds is made at any time after a date two years prior to the date of the maturity of the bonds secured by the prior lien; and

•	on the basis of the payment at maturity of bonds heretofore issued by us, or the redemption, conversion or purchase of bonds, after a date two years prior to the date on which those bonds mature.

We have reserved the right to amend the mortgage to eliminate the foregoing requirement. See “—Modification of the Mortgage.”

Release and Substitution of Property

The mortgage provides that, subject to various limitations, property may be released from the lien thereof on the basis of cash deposited with the trustee, bonds or purchase money obligations delivered to the trustee, prior lien bonds delivered to the trustee, or unfunded net property additions certified to the trustee. The mortgage also permits the withdrawal of cash against the certification to the trustee of gross property additions at 100%, or the net bondable value of property additions at 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%), or the deposit with the trustee of bonds we have acquired. The mortgage contains special provisions with respect to the release of all or substantially all of our gas and electric properties. We have reserved the right to amend the mortgage to change the release and substitution provisions. See “—Modification of the Mortgage.”

Priority and Security

The bonds when issued will be secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the mortgage, by the lien on substantially all of our fixed property and franchises purported to be conveyed by the mortgage including after-acquired property of the character intended to be mortgaged property, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens, exceptions and reservations in the instruments by which we acquired title to our property and the prior lien of the trustee for compensation, expenses and liability.

Excepted from the lien of the mortgage are:

•	cash and accounts receivable;

•	contracts or operating agreements;

•	securities not pledged under the mortgage;

•	electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes; and

•	merchandise, appliances and supplies held for resale or lease to customers.

There is further expressly excepted any property of any other corporation, all the securities of which may be owned or later acquired by us. The lien of the mortgage does not apply to property of KGE so long as KGE remains our wholly-owned subsidiary, to the stock of KGE owned by us or to the stock of any of our other subsidiaries. The mortgage permits our consolidation or merger with, or the conveyance of all or substantially all of our property to, any other corporation; provided, among other things, that the successor corporation assumes the due and punctual payment of the principal and interest on the bonds of all series then outstanding under the mortgage and assumes the due and punctual performance of all the covenants and conditions of the mortgage.

Ranking

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of our bonds are our creditors and not creditors of any of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of their creditors, are effectively senior to the bonds with respect to the assets of our subsidiaries.

The bonds are our obligations exclusively. To the extent that our ability to service our debt, including the bonds, may be dependent upon the earnings of our subsidiaries, our ability to do so will be dependent on the ability of our subsidiaries to distribute those earnings to us as dividends, loans or other payments. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the bonds or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The mortgages will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Third Amended and Restated Credit Agreement, dated February 22, 2008, limits our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

Modification of the Mortgage

The mortgage may be modified or altered, subject to our rights and obligations and the rights of holders of bonds, by the written consent of the holders of at least 60% in principal amount of all of the bonds outstanding thereunder, and, if the rights of one or more, but less than all, series of bonds then outstanding are to be affected by action taken pursuant to such consent, then also by consent of the holders of at least 60% in principal amount of each series of bonds so affected. No modification or alteration may be made which will permit the extension of the time or times of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or reduce the percentages required for the taking of any action thereunder. Bonds owned by us or any affiliated corporation are excluded for the purpose of any vote, determination of a quorum or consent.

The mortgage also provides that without the consent of any holder of any bond issued thereunder, the right of such holder to receive payment of the principal of, and premium, if any, or interest (including additional interest) on, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any payment on or after such respective due dates shall not be impaired or affected.

We have reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created after January 1, 1997, to make amendments to the mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application:

(1) the release from the lien of the mortgage of any mortgaged property if the fair value of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any mortgaged property to be acquired by us with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 10/7ths of the aggregate principal amount of outstanding bonds and any prior lien bonds outstanding at the time of such release;

(2) in the event we are unable to obtain a release of property as described in clause (1), the release from the lien of the mortgage of any property constituting part of the trust estate if the fair value thereof is less than 1/2 of 1% of the aggregate principal amount of bonds and prior lien bonds outstanding at the time of such release; provided, that the aggregate fair value of the property released pursuant to this clause (2) in any period of 12 consecutive calendar months shall not exceed 1% of such bonds and prior lien bonds;

(3) the deletion of the net earnings test for the issuance of additional bonds or merging into another company;

(4) the deletion of a financial test to be met by another corporation in the event of our consolidation or merger into or our sale of our property as an entirety or substantially as an entirety to such other corporation; and

(5) the deletion of the requirement to obtain an independent engineer’s certificate in connection with certain releases of property from the lien of the mortgage.

We have also reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created on or after June 1, 2004, to:

(1) Amend the mortgage to allow us or any successor entity to issue substitute bonds (or similar instruments) for any outstanding bonds, provided that such substitute bonds (or similar instruments) carry ratings equal to or better than the then current ratings of the bonds which are being replaced and that certain other conditions are satisfied. The mortgage and deed of trust under which any such substitute bonds (or similar instruments) may be issued may contain terms and conditions different from the mortgage;

(2) Eliminate as an event of default the failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000;

(3) Eliminate the net earnings test in connection with certain acquisitions of property;

(4) Add nuclear fuel to the definition of property additions; and

(5) Make certain amendments to modernize and clarify the terms of the mortgage. These amendments will not adversely affect the rights of holders of bonds and may include the following provisions, among others: (i) simplification of the trustee provisions; (ii) the addition of a governing law clause; (iii) the addition of defeasance provisions for future issuances of bonds; (iv) elimination of maintenance and improvement fund requirements for future issuances of bonds (which requirements will instead be added to specific series of bonds); (v) simplification of the release provisions for obsolete property, de minimis property releases and substitution of property and unfunded property; (vi) the ability to issue global or uncertificated securities; (vii) clarification of our ability to issue variable rate bonds under the mortgage and (viii) amendment of the definitions of excepted property and permitted liens.

Events of Default

An event of default under the mortgage includes:

•	default in the payment of the principal of any bond when the same shall become due and payable, whether at maturity or otherwise;

•	default continuing for 30 days in the payment of any installment of interest on any bond or in the payment or satisfaction of any sinking fund obligation;

•

default in performance or observance of any other covenant, agreement or condition in the mortgage continuing for a period of 60 days after written notice to us thereof by the trustee or by the holders of not less than 15% of the aggregate principal amount of all bonds then outstanding;

•	failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000;

•

default in the payment of the principal of any prior lien bond when the same shall become due and payable, whether at maturity or otherwise, or default in the payment of any installment on interest on any prior lien bond beyond the applicable grace period specified in such prior lien bond; and

•	certain events in bankruptcy, insolvency or reorganization.

The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the bonds notice of all defaults known to the trustee unless such defaults shall have been cured before the giving of such notice; provided, however, that except in the case of default in the payment of the principal of, and premium, if any, or interest (including additional interest) on any of the bonds, or in the payment or satisfaction of any sinking or purchase fund installment, the trustee shall be protected in withholding notice if and so long as the trustee in good faith determines that the withholding of notice is in the interests of the holders of the bonds. The trustee is under no obligation to defend or initiate any action under the mortgage which would result in the incurring of non-reimbursable expenses unless one or more of the holders of any of the outstanding bonds furnishes the trustee with indemnity satisfactory to it against such expenses. In the event of a default, the trustee is not required to act unless requested to act by holders of at least 25% in aggregate principal amount of the bonds then outstanding. In addition, a majority of the holders of the bonds have the right to direct all proceedings under the mortgage provided the trustee is indemnified to its satisfaction.

If an event of default shall have happened and be continuing, the trustee may, in its discretion and, upon written request of not less than 25% of the bondholders, shall by notice in writing delivered to the Company declare the principal amount of all bonds, if not already due and payable, to be immediately due and payable; and upon any such declaration of all bonds shall become and be immediately due and payable. This provision, however, is subject to the condition that, if at any time after the principal of the bonds shall have been so declared due and payable and prior to the date of maturity thereof as stated in the bonds and before any sale of the trust estate shall have been made, all arrears of interest upon all such bonds (with interest at the rate specified in such bonds on any overdue installment of interest and the expenses of the trustee, its agents and attorneys) shall either be paid by the Company or be collected and paid out of the trust estate, and an defaults as aforesaid

(other than the payment of principal which has been so declared due and payable) shall have been made good or secured to the satisfaction of the trustee or provision deemed by the trustee to be adequate shall be made therefor, then, and in every such case, a majority of the bondholders may waive such default and its consequences and rescind such declaration; but no such waiver shall extend to or affect any subsequent default or impair or exhaust any right or power consequent thereon.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States Federal income tax considerations;

•	if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies or composite currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value thereof or, in the case of underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities, any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract and, if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such purchase contracts.

Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the pre-paid purchase contracts will be issued under one of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more purchase contracts, warrants, debt securities, preferred stock, common stock or any combination thereof. Reference is made to the applicable prospectus supplement for:

•

all terms of the units and of the purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, or any combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

GLOBAL SECURITIES

We may issue the first mortgage bonds, debt securities, warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as set forth herein, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities or first mortgage bonds, and any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distributions of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities, Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in four ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4). Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters or sales agents and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

As to matters governed by Kansas law, Larry D. Irick, Vice President, General Counsel and Corporate Secretary of Westar Energy and, as to matters governed by New York law, Davis Polk & Wardwell LLP will pass upon the validity of the securities to be offered by this prospectus. As of March 31, 2010, Mr. Irick owned 39,526 shares of our common stock and 54,600 of our restricted share units.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Westar Energy, Inc.’s Annual Report on Form 10-K and the effectiveness of Westar Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that is not contained in this prospectus. In particular, the registration statement includes as exhibits forms of our underwriting agreements, a copy of our senior indenture, a form of subordinated indenture, a copy of our mortgage, forms of our senior debt security and subordinated debt security and specimen common stock, preferred stock and preference stock certificates. We will file a form of unit agreement, purchase contract and pledge agreement, warrant agreement for warrants sold separately, warrant for warrants sold separately, warrant agreement for warrants sold attached to securities, warrant for warrants sold attached to securities, deposit agreement and depositary share under cover of a Current Report on Form 8-K in connection with any issuance of such securities. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings, including the complete registration statement and all of the exhibits to it are available through the SEC’s web site at http://www.sec.gov.

You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the SEC and incorporate by reference herein. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and the prospectus supplement or of any sale of the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 25, 2010.

•

The section of the Definitive Proxy Statement on Schedule 14A for the 2010 annual meeting of stockholders incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2009.

•	Report on Form 8-K filed on January 25, 2010, March 2, 2010 (except to the extent furnished and not filed), March 29, 2010 and April 2, 2010.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address:

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Attn: Investor Relations

(785) 575-1898